Exhibit 99.1

EARNINGS RELEASE

November 12, 2004

Contact

John A. Kennedy, Chief Executive Officer

John D. Huddleston, Chief Financial Officer

425-637-1188

PACIFICA BANCORP, INC., REPORTS INCREASE IN 3RD QUARTER EARNINGS

NET INCOME RISES TO $563,000. COMPANY CITES POSITIVE IMPROVEMENTS IN OPERATIONAL INDICATORS.

Bellevue, Wash. – November 12, 2004 – Pacifica Bancorp, Inc. (“Pacifica” or “the Company”), parent company of Pacifica Bank (www.pacificabank.com), today announced net income of $563,000, or $0.16 per diluted share for the third quarter of 2004, up 168% from net income of $210,000, or $0.06 per diluted share for the same period of 2003. Overall results of operations for the third quarter of 2004 improved substantially from the same period in 2003 primarily due to the improvement in net interest margin, which resulted from a 15% increase in average loan balances and a continued shift in the funding mix to include more non-interest bearing deposits and other borrowed funds.

Net income was $2.2 million or $0.65 per diluted share for the first nine months of 2004, up 344% from a net income of $495,000, or $0.14 per diluted share for the same period of 2003. During the first nine months of 2004 we transferred $725,000 of excess funds in the reserve for loan loss ($395,000 during the first quarter and $330,000 during the second quarter), compared to $90,000 (all of which was transferred during the second quarter of 2003) during the first nine months of 2003. Net income excluding the transfer of the excess loan loss reserves was $1.47 million for the first nine months of 2004, as compared to a net income of $405,000 for the same period of 2003. The transfers of excess reserves were due to continued improvement in the credit quality of our loan portfolio as well as the substantial amount of recoveries we received from previously charged-off loans during 2004. No excess reserves were transferred to earnings during the third quarter of 2004 or 2003. The results for all periods reported in this earnings release have been favorably impacted by a low tax rate due to the tax credit Pacifica received due to past losses. We do not anticipate this low tax rate to continue into 2005.

THIRD QUARTER HIGHLIGHTS

•	Net income of $563,000, up 168% from 3rd quarter 2003

•	Earnings per diluted share of $0.16, up 167% from the prior year

•	Increased net interest margin to 5.04% from 4.50% during the third quarter of 2003

•	Increased average loans to $125.4 million compared to $108.6 million for the same period in 2003, a 15% increase

•	Increased average noninterest-bearing deposits to $15.5 million compared to $14 million for the same period in 2003, a 10% increase

•	Return on average assets (ROA) of 1.36%

•	Return on average equity (ROE) of 15.50%

Financial Condition

At September 30, 2004, Pacifica had assets of $172.7 million, an increase of $10.8 million, or 7%, from $161.9 million at December 31, 2003. Shareholders’ equity was $14.9 million at September 30, 2004, up $2.3 million, or 18%, from $12.6 million at December 31, 2003. Net loans increased $8.7 million, or 8%, to $123.2 million at September 30, 2004 from $114.5 million at December 31, 2003. The Company’s available for sale securities portfolio decreased $3 million, or 11%, to $24.4 million at September 30, 2004 from $27.4 million at December 31, 2003. Deposits increased 9% to $146.2 million at September 30, 2004 from $133.7 million at December 31, 2003.

“We are very pleased with the continuing progress of Pacifica Bank. Our third quarter results reflect our emphasis on growth of non-interest bearing deposits and improving our net interest margin”, notes John Kennedy, President and CEO of Pacifica Bancorp. “We experienced good loan growth in a difficult and competitive market. The Company’s strong growth is the result of hard work by our dedicated employees”, continues Mr. Kennedy.

Net Interest Income

Net interest income for the third quarter of 2004 increased by $307,000, or 18%, to $2.0 million, compared to $1.7 million in the third quarter of 2003. The increase in net interest income reflects the effect of the 15% average loan growth, the repricing of time certificates of deposit and money market accounts to a lower average rate as well as the redemption of the Company’s mandatory redeemable preferred stock during the second half of 2003. The Company has focused on improving its funding mix to include more non-interest bearing deposits and borrowed funds. Average non-interest bearing deposits and borrowed funds were $15.5 million and $11.6 million, respectively, for the third quarter of 2004 compared to $14 million and $2.3 million for the same period during 2003. Compared with the third quarter of 2003, average earning assets increased approximately $8.1 million, or 5%, to $159.3 million while average interest-bearing liabilities increased $5.3 million, or 4%, to $134.3 million for the third quarter of 2004.

Net interest income for the first nine months of 2004 increased $1.1 million, or 22%, to $5.9 million, compared to $4.9 million in the same period of 2003. The increase in net interest income reflects the effect of the 15% average loan growth, the repricing of time certificates of deposit and money market accounts to a lower average rate as well as the redemption of the Company’s mandatory redeemable preferred stock during the second half of 2003. The Company has also been focusing on improving its funding mix to include more non-interest bearing deposits and borrowed funds. Average non-interest bearing deposits and borrowed funds were $14.6 million and $11.2 million, respectively, for the first nine months of 2004 compared to $13.1 million and $1.2 million for the same period during 2003. Compared with the same period of 2003, average earning assets increased approximately $7.2 million, or 5%, to $159 million while average interest-bearing liabilities increased $6.1 million, or 5%, to $135.4 million for the first nine months of 2004.

Non-interest Income

Noninterest income decreased by $13,000, or 7%, to $171,000 in the third quarter of 2004, compared with $184,000 for the same period in 2003. The decrease for the third quarter was due primarily to the decline in service charges on deposits as well as the $7,000 decline in net gains on sold and called securities for the third quarter of 2004 compared to the same period during 2003. International banking service fees and appreciation of Bank Owned Life Insurance (BOLI) were unchanged when compared to the third quarter of 2003.

For the first nine months of 2004, noninterest income decreased by $9,000, or 2%, to $591,000 as compared to $600,000 in the same period of 2003. This decrease in noninterest income was primarily due to the decrease in net gains on called or sold securities of $81,000 for the first nine months of 2004 as compared to the same period during 2003. Service charges on deposits decreased for the first nine months of 2004 compared to the same period during 2003 as well due to a decrease in the net fees charged on our transaction deposit accounts in order to promote deposit growth in this area. International banking service fee income increased along with BOLI income, brokered loan fees, and other related income.

Non-interest Expense

Noninterest expense decreased $43,000, or 3%, for the third quarter of 2004 to $1.62 million, and increased $143,000, or 3%, to $5.1 million for the first nine months of 2004, compared with the same periods in 2003. Management continued to focus on reducing expenses and increasing the overall efficiency of the Company.

The decrease during the third quarter was primarily a result of the decrease in the number of employees at the Company. Pacifica had 48 full-time equivalent employees at September 30, 2004, compared with 50 full-time equivalent employees at September 30, 2003. The increase for the nine months ended September 30, 2004 was due to the monthly bonus accrual associated with the Company’s employee incentive plan. During 2003 there was no monthly bonus accrual, rather, the Board of Directors reviewed performance during the fourth quarter and authorized an employee bonus which was recorded in December of 2003. For 2004, based on the improved financial performance of the Company, the Board has authorized a monthly bonus accrual which will be distributed during the first quarter of 2005, assuming the Company achieves its targeted performance levels. We expect the Company’s salary and benefit expenses for the full year of 2004 will be lower than during 2003 due to the reduction in total staffing and the associated base salaries. Salaries and employee benefit expenses related to our discontinued operations of Pacifica Mortgage Company were included in the loss from discontinued operations for the third quarter and first nine months of 2003.

Occupancy and equipment expense was $312,000 for the third quarter of 2004 and $940,000 for the first nine months of 2004, down $27,000 or 8%, and $32,000 or 3%, respectively, from the same periods in 2003. The decrease for the third quarter of 2004 was primarily due to the decrease in depreciation expense and in maintenance on furniture and fixtures related to the Company’s space consolidation during 2003. The decrease for the nine months ended September 30, 2004, is primarily due to a decrease in depreciation expense and building lease expense. The Company sublet the Mortgage Company facility to a third party effective June 1, 2003. That sublease agreement expired on December 31, 2003, but was renewed on a monthly basis and occupied for the first five months of 2004. Pacifica actively marketed the available space during June 2004 and we have successfully sublet the space through 2005 with an option for the tenant to extend the sub-lease until September 2007.

Total other expenses were $378,000 in the third quarter of 2004 and $1.2 million for the first nine months of 2004, down $10,000, or 3%, and $41,000, or 3%, respectively, from the same periods in 2003. The decreases for the three months were due primarily to the decreases in loan collection expense as well as expenses associated with the disposal of certain fixed assets during 2003. The decreases for the nine months were due primarily to the decreased cost of the FDIC assessment and loan collection expenses resulting from the improvement of the credit quality in the loan portfolio.

Credit Quality and Allowance for Loan Losses

Pacifica has continued to focus on credit administration and has successfully improved the overall quality of the loan portfolio which has allowed for lower loan collection expenses as well as several transfers of excess funds from the allowance for loan losses into earnings. At September 30, 2004, Pacifica’s nonperforming loans totaled $559,000, or 0.45% of total loans, down from $603,000, or .55% of total loans at September 30, 2003. At September 30, 2004, Pacifica had $559,000 of potential problem loans and added an additional $111,000 subsequent to quarter end bringing the total potential problems loans to $670,000 which is down $2.8 million from potential problem loans of $3.5 million at September 30 2003. Net loan recoveries for the third quarter of 2004 were $14,000 versus net recoveries of $19,000 during the same period of 2003. “We are very pleased with the improvement in the quality of our loan portfolio,” said President and CEO John A. Kennedy.

The improvements in the loan portfolio have allowed the Company to carry a lower allocation of loan loss reserves as a percent of loans, down 70 basis points to 1.67% compared to 2.37% at September 30, 2004 and 2003, respectively. The Company’s allowance for loan losses to nonperforming loans (coverage ratio) decreased to 374% compared to 431% at September 30, 2004 and 2003, respectively due to a decline in the total allowance for loan losses of $506,000 from September 30, 2004 compared to September 30, 2003.

Pacifica Bancorp, Inc. is a bank holding company for its wholly owned subsidiary, Pacifica Bank (the “Bank”). The Bank is a Washington state-chartered commercial bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”). The Bank offers a full range of commercial banking services through its offices in Bellevue and Seattle, Washington. For more information visit our web site at www.pacificabank.com.

Note Regarding Forward-Looking Information

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs and assumptions based on currently available information, and we have not undertaken to update these statements except as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. Other than statements of historical fact regarding our financial position, business strategies and management’s plans and objectives for future operations are forward-looking statements. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Pacifica or management, are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; general trends in the local, regional and national banking industry, as well as any further similar events. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the FDIC and the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

PACIFICA BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Cash and due from banks	$3,007	$3,658
Interest-bearing cash	7,433	5,010
Federal funds sold	7,783	4,425

Total cash and cash equivalents	18,223	13,093
Interest-bearing deposits in other banks	257	257
Securities available-for-sale, at fair value	24,368	27,360
Correspondent Bank stock, at cost	633	554

Total investments	25,258	28,171
Loans	125,339	116,770
Less allowance for loan losses	(2,092)	(2,230)

Total loans, net	123,247	114,540
Bank premises and equipment, net	1,718	2,019
Accrued interest receivable	756	762
Other	3,471	3,284

Total other assets	5,945	6,065

TOTAL ASSETS	$172,673	$161,869

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$16,833	$14,846
Interest-bearing	129,343	118,866

Total deposits	146,176	133,712
Accrued interest payable	605	615
Other accrued liabilities	455	608
Other borrowings	10,495	14,320

Total other liabilities	11,555	15,543

Total liabilities	157,731	149,255

SHAREHOLDERS’ EQUITY
Common stock, no par value, 10,000,000 shares authorized, 3,421,210 and 3,233,008 shares issued and outstanding at September 30, 2004, and December 31, 2003	16,329	15,914
Accumulated deficit	(1,184)	(3,093)
Accumulated other comprehensive income (loss), net of tax	(203)	(207)

Total shareholders’ equity	14,942	12,614

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$172,673	$161,869

PACIFICA BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands, except for per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME
Loans, including fees	$2,193	$1,974	$6,532	$5,953
Investments and interest-bearing deposits	357	390	1,082	1,063
Federal funds sold	14	21	35	96

Total interest income	2,564	2,385	7,649	7,112

INTEREST EXPENSE
Deposits	491	633	1,480	2,088
Borrowings	64	12	217	12
Mandatory redeemable preferred stock	—	38	—	115

Total interest expense	555	683	1,697	2,215

NET INTEREST INCOME	2,009	1,702	5,952	4,897
PROVISION FOR LOAN LOSSES	—	—	(725)	(90)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,009	1,702	6,677	4,987

NONINTEREST INCOME
Service fees	22	40	80	119
Other income	146	134	473	362
Gain on sold and called available for sale securities	3	10	38	119

Total noninterest income	171	184	591	600

NONINTEREST EXPENSES
Salaries and employee benefits	927	933	2,871	2,655
Occupancy and equipment	312	339	940	972
Other expenses	378	388	1,244	1,285

Total noninterest expenses	1,617	1,660	5,055	4,912

INCOME FROM CONTINUING OPERATIONS, BEFORE INCOME TAXES	563	226	2,213	675
INCOME TAXES	—	—	(16)	—

INCOME FROM CONTINUING OPERATIONS	563	226	2,197	675
Loss from discontinued operations	—	(9)	—	(157)

NET INCOME	$563	$217	$2,197	$518
Less perpetual preferred stock dividends	—	(7)	—	(23)

NET INCOME TO COMMON SHAREHOLDERS	$563	$210	$2,197	$495

NET INCOME (LOSS) PER SHARE TO COMMON SHAREHOLDERS:
Basic
Continuing operations, net of tax	0.17	0.07	0.67	0.19
Discontinued operations	$—	$(0.01)	$—	$(0.05)

Total	$0.17	$0.06	$0.67	$0.14

Diluted
Continuing operations, net of tax	0.16	0.07	0.65	0.19
Discontinued operations	$—	$(0.01)	$—	$(0.05)

Total	$0.16	$0.06	$0.65	$0.14

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	3,285,640	3,423,386	3,257,557	3,423,386

Diluted	3,451,980	3,423,498	3,400,465	3,425,072